UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 25, 2009

NCO Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-150885	02-0786880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

507 Prudential Road, Horsham, Pennsylvania		19044
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (215) 441-3000

Not Applicable
(Former name or former address, if changed since last report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 25, 2009, NCO Group, Inc. (the “Company”) entered into the Second Amendment to Credit Agreement by and among the Company, NCO Financial Systems, Inc., certain guarantors under the Credit Agreement (defined below), Citizens Bank of Pennsylvania as the administrative agent, Citizens Bank of Pennsylvania as sole issuing bank and certain lenders (the “Second Amendment”). The Second Amendment amended the Credit Agreement dated as of November 15, 2006 among the Company, NCO Financial Systems, Inc., the subsidiary guarantors party thereto, and the lenders party thereto, as amended pursuant to the First Amendment to Credit Agreement dated as of February 8, 2008 (as amended, the “Credit Agreement”).  The Second Amendment amends the Credit Agreement to, among other things: (i) adjust the financial covenants, including increasing maximum leverage ratios, decreasing minimum interest coverage ratios, and increasing maximum capital expenditure limitations; (ii) increase the margin applicable to base rate borrowings and LIBOR borrowings by 0.75 percent per annum; (iii) create a minimum LIBOR of 2.50 percent per annum; (iv) create a minimum base rate of LIBOR plus 1.00 percent per annum; (v) increase the letter-of-credit subfacillity to $30 million; (vi) permit the Company under certain circumstances to increase the size of its revolving credit facility by up to $50 million in the aggregate; and (vii) limit the Company’s ability to invest in purchased accounts receivable under certain circumstances.  Following the amendment and after giving effect to the repayment of certain amounts owed under the Credit Agreement with the proceeds of the equity sale described under Item 3.02 below, as of March 25, 2009 the balance outstanding on the term loan B was $573.6 million and the balance outstanding on the revolving credit facility was $47.5 million.  The Company had $35.0 million of remaining availability under the revolving credit facility as of March 25, 2009.   A copy of the Second Amendment is attached as exhibit 10.1 hereto and is incorporated herein by reference.

                                                The lenders or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services, for the Company and its affiliates in the ordinary course of business for which they have received or will receive customary fees and expenses. One Equity Partners, a significant stockholder of the Company, manages certain investments and commitments for JP Morgan Chase & Co., an affiliate of JPMorgan Chase Bank, N.A., in direct private equity transactions. JPMorgan Chase Bank, N.A. is a lender under our Credit Agreement. One Equity Partners is managed by OEP Holding Corporation, a wholly-owned indirect subsidiary of JPMorgan Chase & Co.

Item 3.02 Unregistered Sales of Equity Securities.

On March 25, 2009, the Company issued and sold, and One Equity Partners, Michael J. Barrist and certain members of executive management, and other co-investors purchased, an aggregate of 147,447.3 shares of the Company’s Series B-1 19% PIK Preferred Stock, par value $0.01 per share, and 20,973.7 shares of the Company’s Series B-2 19% Preferred Stock, par value $0.01 per share (collectively, the “Series B Preferred Stock”), each at a per share price of $237.50, for an aggregate purchase price of $40 million in cash.  Purchasers of the Series B Preferred Stock entered into a Subscription Agreement with the Company, a copy of the form of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The Company used the proceeds from the sale of the Series B Preferred Stock to pay $22.5 million of amounts owed under the Company’s revolving credit facility, to prepay, in part, $15 million of the Company’s outstanding term loan B facility, and pay $2.5 million of fees and expenses incurred in connection with the Second Amendment.

The shares of Series B Preferred Stock were sold in a private placement transaction that was exempt from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), by virtue of Section 4(2) of the 1933 Act and Regulation D promulgated thereunder.  Each of the investors represented in the Subscription Agreement, among other things, that the investor was acquiring the shares of Series B Preferred Stock for investment for the investor’s account and that the investor was an “accredited investor” within the meaning of Regulation D.  There were no underwriting discounts or commissions paid in connection with the sale.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1

Second Amendment to Credit Agreement dated as of March 25, 2009 by and among the Company, NCO Financial Systems, Inc., certain guarantors under the Credit Agreement, Citizens Bank of Pennsylvania as the administrative agent, Citizens Bank of Pennsylvania as sole issuing bank and certain lenders.

99.1	Form of Stock Subscription Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCO GROUP, INC.

Date: March 26, 2009	By:	/s/ John R. Schwab
	Name:	John R. Schwab
	Title:	Executive Vice President, Finance and Chief Financial Officer

Exhibit Index

No.	Description

10.1

Second Amendment to Credit Agreement dated as of March 25, 2009 by and among the Company, NCO Financial Systems, Inc., certain guarantors under the Credit Agreement, Citizens Bank of Pennsylvania as the administrative agent, Citizens Bank of Pennsylvania as sole issuing bank and certain lenders.

99.1	Form of Stock Subscription Agreement.